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                                                                  Exhibit (d)5.4

                                LETTER AGREEMENT

Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Administrative Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company dated January 1, 1999 ("Administrative Agreement"). Frank Russell Investment Company advises you that it is creating Class I and Class Y Shares of the Real Estate Securities and Short Term Bond Funds (each, a "Fund") and that each Fund desires Frank Russell Investment Management Company to provide administrative services to the Fund pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement hereby to include each Fund, with an annual administrative fee of 0.05% of average daily net assets of Class I of the Funds and at cost for Class Y of the Funds, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:
   -----------------------------------------------
     Lynn L. Anderson
     President

Accepted this ____ day of ________, 2002.

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY


By:
   -----------------------------------------------
     Leonard P. Brennan
     President